Exhibit 99

       CDI Corp. Provides Updated Revenue Outlook for 2004 Third Quarter


    PHILADELPHIA, Sept. 9 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today announced that it expects third quarter revenues to be flat compared to the second quarter.

    The Company expects to achieve essentially flat revenues for the third quarter, which is below the previously stated management guidance of "anticipated sequential revenue growth".

    "While we remain encouraged about our long-term sales pipeline momentum in our engineering and staffing sectors, we have been affected by the slower than anticipated ramp-up of new account wins in our Business Solutions segment," said President and Chief Executive Officer Roger H. Ballou. "In addition, revenue in the Todays Staffing segment has been softer than expected and the Company has experienced losses in billable hours due to business interruption in several offices caused by the two recent hurricanes."

    "Our business fundamentals are strong and we anticipate achieving sequential revenue growth in the fourth quarter as we experience expected improvements in permanent placement and in new account win ramp-up velocity. We have a very strong pipeline of new wins, which will support our growth objectives. Additionally, the business model we implemented provides healthy earnings leverage on this growth."


    Company Information

    CDI Corp. (NYSE: CDI) is a provider of engineering and information technology outsourcing solutions and professional staffing. Its subsidiaries include Todays Staffing, and Management Recruiters International, the world's largest executive search and recruitment organization. Visit CDI on the web at http://www.cdicorp.com.


    Safe Harbor Statement

    Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "hopes," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.



SOURCE  CDI Corp.
    -0-                             09/09/2004
    /CONTACT: Vincent Webb, Vice President, Corporate Communications and Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI Corp./
    /Web site:  http://www.cdicorp.com /
    (CDI)

CO:  CDI Corp.
ST:  Pennsylvania
IN:
SU:  ERP